UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2008

UPSTREAM BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50331

(Commission File Number)

98-0371433

(IRS Employer Identification No.)

Suite 200 – 1892 West Broadway, Vancouver, British Columbia, Canada V6J 1Y9

(Address of principal executive offices and Zip Code)

604.638.1674

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 3, 2008, we announced the appointment of Jeffrey A. Bacha to our board of directors.

Jeffrey Bacha has over fifteen years of experience working within the life sciences industry, specifically in the areas of operations, strategy and finance. During his career, he has assisted biotechnology, pharmaceutical and medical device companies to develop and implement a wide range of business and financing strategies.

Mr. Bacha currently oversees the drug development and financial activities of Clera Inc. in his current role as

Executive Vice President, Corporate Affairs and Chief Operating Officer and acts in an advisory capacity to a number of other companies.

In 2002, Mr. Bacha launched Inimex Pharmaceuticals as President and Founding Chief Executive Officer with University of British Columbia Professors Bob Hancock and Brett Finlay. Prior to leaving Inimex in 2005, Mr. Bacha led the company through its start-up phase to pre-clinical lead selection. He recruited the management and scientific research teams, completed key strategic partnerships and venture capital financing. Based on Mr. Bacha’s leadership, Inimex is positioned to advance new medicines that are anticipated to overcome the serious issues of drug resistance in the treatment of bacterial infections and other diseases into human clinical trials.

From 1998 until joining Inimex, Mr. Bacha served as Vice President, Corporate Development of Inflazyme Pharmaceuticals Ltd. where he was responsible for overall corporate strategy, partnering and licensing activities, corporate communications and investor relations.

In a consulting capacity, Mr. Bacha has served as a founding member of the Board of Directors of Urigen Holdings Inc., a clinical stage specialty pharmaceutical company focused on the development and commercialization of new products to treat and diagnose major urological disorders. During his tenure as a Director, he assisted the company in the development of its business plan, its relocation to Vancouver, Canada, the completion of a Series A financing and led the company’s successful effort to in-license a second clinical-stage urology platform in order to expand its product development portfolio. Urigen recently announced a reverse take-over of a NASDAQ listed company. Additionally, Mr. Bacha served as founding C.F.O. and Vice President, Corporate Development of XBiotech Inc., a start-up antibody platform company. Mr. Bacha assisted the company in establishing its business including development of its business plan, raising initial seed capital and location of the company’s laboratories to co-founder and Nobel laureate Rolf Zinkernagel’s laboratories in Europe.

Prior 1998, Mr. Bacha spent a number of years in KPMG’s U.S. Health Ventures and Life Sciences Corporate Finance Group where he was most recently Senior Manager and Director in the Firm’s San Francisco practice. Mr. Bacha has also served as the Founding Director of Marketing for the Forensic Research Consulting Group, of San Diego, California, and as Production, New Product Development and Regulatory Compliance Manager for MarDx Diagnostics, Inc. of Carlsbad, California.

Mr. Bacha is originally from California, USA. He holds a B.Sc. in Biophysics from the University of California and an M.B.A. from the Goizueta Business School at Emory University.

Both Inimex and Inflazyme were named one of the “Top 10 Life Sciences Investment Opportunities” in Canada during every year of his tenure at those organizations. Mr. Bacha has been recognized by Business in Vancouver Magazine as one of the “Top 40 Under 40” business persons in British Columbia and in 2004 he was nominated for the Ernst & Young Entrepreneur of the Year Award.

In addition to his biotechnology industry endeavors, Mr. Bacha serves on the Board of Directors of Covenant House Vancouver, a not-for-profit agency focused on assistance to street youth; and as the Chair of the Greater Vancouver Economic Council.

We have not been a party to any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Bacha had or will have a direct or indirect material interest.

Item 8.01 Other Events.

99.1	Press release announcing the appointment of Mr. Bacha dated April 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

/s/ Joel Bellenson

Joel Bellenson

Chief Executive Officer

Date: April 10, 2008

CW1779431.1